EXHIBIT 2.1.5

FORM OF RESIGNATION OF PAUL INTERRANTE

Attention: Board of Directors of Southwest Mortgage Corp.

Gentlemen:

      I hereby resign from all positions which I hold as a director, officer or employee of Southwest Mortgage Corp., a Delaware corporation (the "Company"), effective on the closing date of the transactions contemplated by that certain Stock Exchange Agreement by and among the Company, Sales Lead Management Inc. ("SLM") the Stockholders of SLM, and the undersigned.

                                        Sincerely,

                                        Paul Interrante

Dated: May, 2004